Exhibit 5.2

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LATHAM & WATKINS LLP	www.lw.com
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September 21, 2021 ReNew Energy Global plc C/O Vistra (UK) Ltd 3rd Floor 11-12 St James’s Square London SW1Y 4LB United Kingdom	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: ReNew Energy Global plc – Registration Statement on Form F-1	File No. 059064-0000

Ladies and Gentlemen:

We have acted as special counsel to ReNew Energy Global plc, a public limited company incorporated in England & Wales (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of up to (a) 279,151,340 Class A Ordinary Shares having a nominal value of $0.0001 per share and 118,363,766 Class C Ordinary Shares having a nominal value of $0.0001 per share (the “Resale Shares”), and (b) 7,026,807 warrants (the “Resale Warrants”) to acquire Class A Ordinary Shares, in each case, to be resold from time to time by certain securityholders of the Company named in the Registration Statement, and, (ii) the issuance by the Company of up to 20,226,773 Class A Ordinary Shares (the “Warrant Shares”) upon the exercise of warrants to purchase Class A Ordinary Shares (the “Warrants”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the resale of the Resale Warrants.

In rendering the opinion stated herein, we have examined the following:

(a)	the form of warrant certificate;

(b)

Warrant Assignment and Assumption Agreement, entered into by and among the Company, RMG Acquisition Corporation II, Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A. (Computershare Inc. and Computershare Trust Company, N.A. collectively referred to herein as “CPU”) dated August 23, 2021 (the “Warrant Assignment Agreement”); and

(c)

the Amended and Restated Warrant Agreement, entered into by and between the Company and CPU, as warrant agent dated August 23, 2021 (the “Warrant Agreement”, and together with the Warrant Assignment Agreement, the “Documents”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of England & Wales are addressed in the opinion of Latham & Watkins (London) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

September 21, 2021

LATHAM & WATKINS LLP

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the Documents in each case, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto, (b) the Warrants have been issued against the delivery of consideration therefor in accordance with the Warrant Agreement (assuming the Class A Ordinary Shares issuable upon the exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins